Exhibit 10.15

JOINT VENTURE AND SHAREHOLDERS’ AGREEMENT

BY AND BETWEEN

FUN STUFF, S.L.

AND

MELIA HOTELS INTERNATIONAL, S.A.

CONCERNING

SIERRA PARIMA, S.A.

PALMA DE MALLORCA, SPAIN, June 26, 2019

TABLE OF CONTENTS

A. DEFINITIONs; Interpretation; PURPOSE; Formation	5

A.1. Definitions	5
A.2. General rules of interpretation	10
A.3. Purpose of the Agreement	11
A.3.1. Superseding effect of the Agreement	11
A.3.2. Corporate Association of the Parties	11
A.3.3. Ancillary and incidental actions and Contracts	12
A.4. No Partnership; No guarantee; Obligations several and not joint	12
A.4.1. No company or partnership apart from Sierra Parima	12
A.4.2. No guarantee of the other Party’s businesses activities	12
A.4.3. Obligations several and not joint	12

B. SIERRA PARIMA Management Principles AND financing	13

B.1. Main principles of management of Sierra Parima	13
B.1.1. Compliance with the Agreement	13
B.1.2. Management in the interest of Sierra Parima and the Shareholders	13
B.1.3. Incorporation of Subsidiary companies	13
B.1.4. Operations between Sierra Parima and the Parties	13
B.2. Investment and Cost Plan	14
B.2.1. Investment and Cost Plan	14
B.3. Financing of Sierra Parima	15
B.3.1. External Financing for the Project	15
B.3.2. No Shareholder guarantees	16

C. ANCILLARY SIERRA PARIMA CONTRACTS	16

C.1. Leisure and Commercial Services Agreements	16
C.2. Construction Management Agreement	16

D. shareholders’ relations and ORGANISATION OF sierra parima	17

D.1. Articles of Association	17
D.1.1. Conflict with Agreement	17
D.1.2. Modification of the Agreement	17
D.2. General Meeting	18
D.2.1. Calling and constitution	18
D.2.2. Adoption of resolutions	18
D.3. Board of Directors	20
D.3.1. Company management and representation	20
D.3.2. Number of Directors	20
D.3.3. Appointment of Directors	20
D.3.4. Term of Office	21
D.3.5. Additional Shareholders’ obligations	21
D.3.6. Chairman, Vice-Chairman, Secretary, and Vice-Secretary	21
D.3.7. Calling of Board meetings	22
D.3.8.Constitution of the Board, delegation of votes, and attendance of non-members	23
D.3.9. Adoption of Resolutions	23
D.3.10. Mutual general powers of attorney	25
D.3.11. Consideration and expenses	25
D.4. Management structure below the Board	26
D.4.1. Management structure agreed between the Parties is attached to this Agreement as Schedule VII (Organization chart).	26

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D.4.2. General Manager	26
D.4.3. Managers directly reporting to the General Manager	26
D.5. Avoidance of conflicts in the General Meeting and the Board	27
D.6. Deadlock Provision	27
D.6.1. Exception from Arbitration	27
D.6.2. Definition	27
D.6.3. Preventive measures	28
D.6.4. Deadlock Notice	29
D.6.5. Deadlock Solution Period	29
D.6.6. Definite Deadlock	29
D.6.7. Management of the Company during a Deadlock situation	30
D.7. Restrictions to the Transfer of shares	30
D.7.1. Block Transfers only	30
D.7.2. Initial Minimum Holding Period	31
D.7.3. Transfers amongst Affiliates	31
D.7.4. Transfers after the Minimum Holding Period	32
D.7.5. Prohibition of indirect Transfer	34
D.7.6. Prohibition of encumbering shares	34
D.7.7. Penalties, Right of Reversal, and protective measures	35

E. General provisions	36

E.1. Term of the Agreement	36
E.2. Termination of the Agreement	36
E.2.1. The Agreement will terminate in the following circumstances:	36
E.2.2. In the event that the Agreement is terminated by applying the provisions of section E.2.1, the non-breaching Party may choose:	37
E.3. Absence of conflict	38
E.4. Transfer of rights and obligations	38
E.5. Costs and charges	39
E.6. Interpretation rules	39
E.6.1. Entire Agreement	39
E.6.2. Severability	39
E.6.3. Schedules and amendments to the Agreement	39
E.6.4. Waiver	40
E.7. Notices	40
E.7.1. Method	40
E.7.2. Address and recipients	40
E.7.3. English language	41
E.8. Further action	42
E.9. Amendment or modification	42
E.10. Unforeseen Circumstances and Mutual Collaboration	42
E.11. Governing Law and Dispute resolution	42
E.11.1. Governing Law	42
E.11.2. Dispute resolution	42
E.11.3. Survival	42
E.12. Confidentiality and Announcements	43
E.12.1. Confidentiality	43
E.12.2. Announcements	45
E.12.3. Survival	46
E.13. Notarisation	46
E.14. Counterparts	46

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JOINT VENTURE AND SHAREHOLDERS’ AGREEMENT

Executed in Palma de Mallorca, on June 26, 2019.

BETWEEN

(1)	FUN STUFF, S.L., a limited liability company duly incorporated and organised under the laws of Spain, whose registered office is located in Calle San Miguel, number 68 – A – 7º, 07002 Palma de Mallorca, Spain, with Spanish fiscal identification code (C.I.F.) [***], represented herein by Mr. Larry Scott Demerau, with passport of his nationality number [***], who acts as attorney of the company (“Fun Stuff”);

And

(2)	MELIÁ HOTELS INTERNATIONAL, S.A., a public limited liability company duly incorporated and organised under the laws of Spain, whose registered office is located in Calle Gremi Boters, number 24, 07009 Palma de Mallorca, Spain, with Spanish fiscal identification code (C.I.F.) [***], represented herein by Mr. Mark Maurice Hoddinott, with Spanish national identification number for non-nationals (N.I.E.) [***], who acts as attorney of the company (“MHI”).

Fun Stuff and MHI shall be jointly referred to as the “Parties” or the “Shareholders”, and each of them a “Party” or a “Shareholder”.

WHEREAS

(a)	MHI is a fifty percent (50%) shareholder of the shares of Sierra Parima S.A., a company registered in the Santo Domingo Company Registry, with registered office at Av. Barceló, Instalaciones de la plaza commercial “Palma Real Shopping Village”, Higüey, Dominican Republic, under company number 267855SD, and with Dominican tax identification code (RNC) [***] (“Sierra Parima” or the “Company”).

(b)	Fun Stuff is the shareholder of the remaining fifty percent (50%) of the shares of the Company.

(c)	Simultaneously to the execution of this Agreement, Fun Stuff has acquired its current stake in the Company, by means of the formalisation of two (2) sale and purchase agreements: (i) one of them with Labelex Investment Corp. (“Labelex”), with registered addressed in Panamá, regarding its previously owned shares in the Company (i.e., forty-nine per cent (49%) of the shares); and (ii) the other agreement with MHI, with registered addressed in Spain, regarding part of its previously owned shares in the Company (i.e., one per cent (1%) of the shares) (the “SPAs”).

(d)	Fun Stuff is fully owned by Katmandu Group, LLC, which is in turn owned by Katmandu Collections LLLP (“KAT”). During the term of this Agreement (as defined below), the ownership of the share capital of Fun Stuff may be transferred to any of the Affiliates of KAT; in any event, Fun Stuff shall always be controlled ultimately by Mr. Larry Scott Demerau and Mrs. Julie Emily Demerau.

(e)	KAT entered into a joint venture agreement with MHI on December 13, 2012, as amended on June 28, 2013, January 29, 2014, May 10, 2014, November 25, 2015, July 15, 2016 and December 12, 2016, regarding Hotels Sol Katmandu Park and Sol Tenerife.

(f)	The Parties wish to create a commercial co-operation relationship based on the good faith between MHI and KAT in Punta Cana, Dominican Republic, through a joint venture regarding the Company, in which the Shareholders currently have the following shares, as a result of the execution of the abovementioned SPAs in a single act with the execution of this agreement:

-	Fun Stuff: fifty percent (50%);

-	MHI: fifty percent (50%).

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(g)	The Company is the owner of the “Palma Real Shopping Village” (the “Shopping Village”), a shopping centre located in Higüey, Dominican Republic, which includes retail and commercial tenants, such as restaurants, shops, banks, business offices and grocery stores, among others.

(h)	As a result of the foregoing, the Parties enter into this joint venture agreement regarding the Company (the “Agreement”), for the purposes of: (a) establishing the principles that will govern its management and operation; (b) regulating their relationship as partners in the Company; and (c) carrying out the intended Project (as defined below); this Agreement consequently being the framework agreement for all the actions and transactions to be carried out by the Parties through Sierra Parima.

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained,

It is agreed:

A.	DEFINITIONs; Interpretation; PURPOSE; Formation

A.1.	Definitions

In this Agreement, the following definitions shall apply:

Affiliate means, with respect to any Person (as defined below), a Person that directly, and/or indirectly through one (1) or more intermediaries, Controls or is Controlled by, or is under common Control (as defined below) with, the Person specified.

Agreement means this Joint Venture and Shareholders’ Agreement, and the Schedules thereto, as amended and/or restated from time to time in accordance herewith.

Ancillary Contracts shall have the meaning given to it in Section C.

Articles of Association refers to the articles of association of Sierra Parima, as substituted and/or amended from time to time.

Attraction Components refers to those physical items and work products necessary for the construction of the Theme Park, which shall include, but not be limited to: (i) items related to Theming; (ii) items directly related to the operation of attractions; (iii) items related to Intellectual Property Rights; (iv) audio-visual systems; (v) interior, surface coating and theme elements related to the attractions; and (vi) in general, all those items necessary for the construction of the Theme Park not defined as Building Components and detailed in the Cost Plan attached to this Agreement as Schedule III. For clarification purposes, this term shall exclude: (a) Building Components; and (b) Indirect and Other Costs.

Ancillary Contracts as defined in Whereas (g) above.

Attraction Performance Costs shall have the meaning given to it in Section C below.

Basic Fee shall have the meaning given to it in Section E.1 below.

Building Components refers to physical articles and work product associated with infrastructure, buildings and building systems. Examples of such items include, but are not limited to, roofs, walls, floors, entry modifications, hardscape, landscape, catwalks and service access required to maintain ride components, elevators, escalators, bathrooms, parking lot and vehicle access, utility requirements (electricity, water, etc.), facility lighting, HVAC and environmental control systems, fire suppression, alarm and security systems, back of house facilities, F&B facilities, retail stores, code compliance for building structures and egress, communication infrastructure and systems (WiFi, phone, etc.) and other similar items. For clarification purposes, this term shall exclude items related to Theming expressly included in the Cost Plan.

Business Projection shall have the meaning given to it in sub-Section B.2.1.1 (iv).

Call Option shall have the meaning given to it in sub-Section D.6.6.1 (i).

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Chairman shall have the meaning given to it in sub-Section D.3.6.1 (i).

Closing Date shall mean the date of signature and execution of this Agreement.

CMA shall have the meaning given to it in Section C.2.

Company shall have the meaning given to it in Whereas (a) of this Agreement.

Contract means, with respect to any Person (as defined below), any agreement, undertaking, indenture, contract, indenture, mortgage, deed of trust or other instrument, document or agreement (whether or not in writing) by which such Person, or any of its property, is legally bound.

Control means possessing the power to influence the management policies of another Person (as defined below), whether by the ownership of voting interests, by Contract or by any other means.

Cost Plan shall have the meaning given to it in sub-Section B.2.1.1 (ii).

Day means calendar days unless banking days are expressly specified.

Deadlock shall have the meaning set forth in Section D.6.2.

Deadlock Notice shall have the meaning set forth in Section D.6.4.

Deadlock Solution Period shall have the meaning set forth in Section D.6.5.

Director shall have the meaning given to it in sub-Section D.3.

Dispute means any and all disputes, claims, demands, causes of action, issues and disagreements arising out of or relating to this Agreement or the breach of this Agreement, or its interpretation, performance, termination, existence or invalidity.

Dispute Notice shall have the meaning given to it in sub-Section E.11.2.1.

Enterprise Value means the sum of: (a) current value of equity of the Company; and (b) the Project.

Fun Stuff means “Fun Stuff, S.L.”.

General Manager shall have the meaning given to it in Section D.4.1.

General Meeting shall have the meaning given to it in Section D.2.

Indirect and Other Costs include physical items, work products and other Project costs not associated with Attraction Components or Building Components costs as defined above. Examples include, but are not limited to, design and engineering costs, insurance, construction site security, temporary power and utilities, temporary employee transportation, project management, permits, licenses, ticketing and other financial systems, inspections and governmental compliance costs, engineering and other costs.

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Intellectual Property Rights means patents, trademarks, service marks, trade names, domain names, registered designs, designs, semiconductor topography rights, database rights of unfair extraction and reutilisation, copyrights and other forms of intellectual or industrial property (in each case in any part of the world, whether or not registered or registrable and if registered or registrable for their full period of registration with all extensions and renewals, and including any and all applications for registration or otherwise), know-how, inventions, formulae, confidential or secret processes and information, and any other protected rights and assets, and any licences and permissions in connection with the foregoing.

Investment Bank shall have the meaning given to it in Section E.2.2.

KAT shall have the meaning given to it in Whereas (d) of this Agreement.

Labelex shall have the meaning given to in Whereas (c) of this Agreement.

Law means, with respect to any Person (i) any applicable legislation, customary law, treaty, constitution, regulation, ordinance, rule, judgment, order, decree, permit, concession, grant, franchise or other governmental, inter-governmental or supra-governmental restriction or legislative measure or any interpretation or administration of any of the foregoing by any governmental, inter-governmental or supra-governmental authority and (ii) any applicable directive, guideline, policy, requirement or any similar form of decision of or determination by any governmental, inter-governmental or supra-governmental authority, in each case, whether now or hereafter in effect, and whether or not having the force of law but, if not having the force of law, compliance with which is compulsory in accordance with the general practice of Persons to whom the decision or determination is addressed.

LCSA shall have the meaning given in Section C.1.

Master Plan shall have the meaning given to it in sub-Section B.2.1.1 (i).

Material Breach shall have the meaning given to it in sub-Section E.2.1 (ii).

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Material Decision(s) means the decisions listed in sub-Section D.2.2.2 for the Shareholders and Section D.3.9 for the Board.

MHI means “Meliá Hotels International, S.A.”.

Minimum Holding Period shall have the meaning given to it in Section D.7.2.

Non-Transferring Shareholder shall have the meaning given to it in sub-Section D.7.4.1 (i).

Notice of Transfer shall have the meaning given to it in sub-Section D.7.4.1 (i).

Options Price shall have the meaning given to it in sub-Section D.6.6.1 (i).

Parties means MHI and Fun Stuff.

Person means an individual, partnership, limited liability, public liability, or joint venture company, corporation, trust and any other association or legal entity.

Project shall have the meaning given to it in sub-Section B.2.1.1.

Project Documents shall have the meaning given to it in sub-Section B.2.1.1.

Put option shall have the meaning given to it in sub-Section D.6.6.1 (i).

Recipient Party shall have the meaning given to it in sub-Section D.6.6.1 (i).

Response Period shall have the meaning given to it in sub-Section D.7.4.1 (ii).

Right of First Refusal shall have the meaning given to it in sub-Section D.7.4.1.

Right of Reversal shall have the meaning given to it in Section D.7.7.2(i).

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Shareholders shall have the meaning given to it in the heading of this Agreement and therefore include both Fun Stuff and MHI.

Shopping Village means the Palma Real Shopping Village, located in Higüey, Dominican Republic as defined in Whereas (a) of this Agreement.

Sierra Parima means “Sierra Parima, S.A.” as defined in Whereas (a) of this Agreement.

SPA shall have the meaning given to it in Whereas (c) of this Agreement.

Subsidiary (as opposed to Affiliate) means, with respect to any Person, only Persons that directly, and/or indirectly through one (1) or more intermediaries, are owned or Controlled by the Person specified.

Taxation or Tax includes any and all forms of taxation and all statutory, governmental, local governmental or municipal impositions, duties, fees, contributions, levies and withholdings of any nature whatsoever, in each case whether imposed in Spain or, if applicable, elsewhere in the world, whenever imposed and whether chargeable directly or primarily or solely against or attributable directly or primarily or solely to the Person concerned, together with all penalties, charges and interest relating to any of the foregoing.

Tag-along Right shall have the meaning given to it in sub-Section D.7.4.1.

Theme Park shall have the meaning given to it in sub-Section B.2.1.1.

Theming refers to those items, products and works necessary to create the appropriate environment for the attractions and the Theme Park.

Transfer means (i) when used as a verb, to sell, assign, hypothecate, gift, dispose of, exchange, mortgage, pledge, grant a security interest or participation in, make any voting trust or other arrangement or agreement with respect to the transfer of voting rights (including any proxy or otherwise (whether or not revocable)), or any other beneficial interest in any equity interests, or otherwise transfer or encumber, whether directly or indirectly, voluntarily or involuntarily, (by a derivatives transaction or otherwise) and (ii) when used as a noun, a direct or indirect (by a derivatives transaction or otherwise) sale, assignment, hypothecation, gift, disposition, exchange, mortgage, pledge, granting of a security interest or participation in, voting trust or other arrangement or agreement with respect to the transfer of voting rights (including any proxy or otherwise (whether or not revocable)) or any other beneficial interest in any equity interests, or other transfer or encumbrance.

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Transferring Shareholder shall have the meaning given to it in sub-Section D.7.4.1 (i).

Transferor shall have the meaning given to it in Section D.7.3.

US$ means the official USA currency.

Vice-Chairman shall have the meaning given to it in sub-Section D.3.6.1 (i).

Years means calendar years, unless fiscal or financial years are expressly specified.

A.2.	General rules of interpretation

(i)	All definitions are, throughout the entire Agreement, denoted with capital-letter initials and may be used in both the singular and the plural form, and as a noun, verb, adjective and adverb;

(ii)	In this Agreement, reference to any Law, statute, by-law, regulation, rule, delegated legislation or order is to any Law, statute, by-law, regulation, rule, delegated legislation or order as amended, supplemented, modified or replaced from time to time and to any statute, by-law, regulation, rule, delegated legislation or order replacing or made under any of them;

(iii)	References to any Section, paragraph or Schedule are to those contained in the Agreement and all Schedules to the Agreement are an integral part of the Agreement;

(iv)	Headings are for ease of reference only and shall not be taken into account in construing the Agreement;

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(v)	Use of the terms “herein”, “hereunder”, “hereof” and like terms shall be deemed to refer to the entire Agreement and not merely to the particular provision in which the term is contained, unless the context clearly indicates otherwise;

(vi)	Use of the word “including” or a like term shall be construed to mean “including but not limited to”;

(vii)	A document is “in the agreed form” if it is in the form of a draft agreed between and initialled by or on behalf of the Parties on or before the Closing Date;

(viii)	Words importing a particular gender shall include every other gender and words importing the singular shall include the plural and vice-versa, unless the context clearly indicates otherwise; and

(ix)	Each reference to, and the definition of, any document, including written agreements, powers of attorney, Contracts, and licences, shall be deemed to refer to such document as it may be amended, supplemented, revised or modified from time to time in accordance with its terms and, to the extent applicable, the terms of this Agreement.

A.3.	Purpose of the Agreement

A.3.1.	Superseding effect of the Agreement

3.1.1.	This Agreement is entered into by the Parties for the purposes stated in the Recitals above. Furthermore, this Agreement and the Contracts executed on the basis of the good faith of the Parties and the terms thereof, shall substitute and supersede any and all other Contracts signed on a date prior to the Closing Date between the Parties for the same purpose except if and where expressly otherwise stipulated herein.

A.3.2.	Corporate Association of the Parties

This Agreement establishes the terms and conditions for the association of MHI and Fun Stuff, as holders of interest in Sierra Parima, including:

(i)	The relations between the Shareholders in their capacity as holders of interest in the Company;

(ii)	The operation, management and organisation of the Company; and

(iii)	The main guidelines which will govern the Project (as defined below) to be carried out by the Company with regards to the Shopping Village.

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A.3.3.	Ancillary and incidental actions and Contracts

3.3.1.	General: The Parties shall take all actions ancillary or incidental to such association (Section A.3.2) and co-operation (Whereas (f) above), including the exercise of their rights as Shareholders in Sierra Parima and, indirectly, in its Subsidiaries as necessary to ensure fulfilment of the Agreement.

A.4.	No Partnership; No guarantee; Obligations several and not joint

A.4.1.	No company or partnership apart from Sierra Parima

Except if and when expressly otherwise stipulated with reference to Sierra Parima and its Shareholders, or if otherwise expressly stipulated: (i) this Agreement shall not constitute a partnership (sociedad civil) or company; and (ii) no Party shall be a partner of any other Party, for any purposes, and the provisions of this Agreement shall not be construed otherwise.

A.4.2.	No guarantee of the other Party’s businesses activities

Nothing in this Agreement shall be construed to constitute any Party the guarantor of the obligations of the other Party’s businesses or other activities, unless expressly so foreseen herein or the Parties expressly so agree in writing.

A.4.3.	Obligations several and not joint

The obligations of each of the Parties under or in connection with this Agreement, shall be the several obligations of such Party, and not joint, unless as expressly otherwise established herein.

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B.	SIERRA PARIMA Management Principles AND financing

B.1.	Main principles of management of Sierra Parima

B.1.1.	Compliance with the Agreement

The Shareholders undertake to manage Sierra Parima jointly on the basis of strict compliance with this Agreement.

B.1.2.	Management in the interest of Sierra Parima and the Shareholders

In particular, the activities of Sierra Parima will have to be managed in the interest of Sierra Parima itself and of the Shareholders, and in accordance with the criteria set out in the Project Documents and with corporate policies geared towards generating profits on a sustainable basis.

B.1.3.	Incorporation of Subsidiary companies

Furthermore, Sierra Parima may incorporate any Subsidiaries to optimise the corporate structure of Sierra Parima and the achievement of the common interests of Sierra Parima and its Shareholders, which will then come under the scope of this Agreement.

B.1.4.	Operations between Sierra Parima and the Parties

All commercial operations carried out between Sierra Parima, or, if applicable, its Subsidiaries, and any of the Shareholders or their Affiliates, or of directors or employees thereof, shall be carried out under market conditions, and under no circumstances shall they receive terms and conditions which might be more favourable than those which would be acknowledged to an independent third Person.

In addition to the above, the Parties agree that any offers or promotions made by Sierra Parima to its customers, tour operators or hotel companies, will be offered to MHI and its Affiliates and to KAT and its Affiliates, according to the most favoured nation standards, with appropriate consideration to market conditions relating to performance and yield.

The rules of engagement attached hereto as Schedule I (the “Rules of Engagement”) identify, for information purposes, the main principles which will govern the commercial collaboration between MHI and Sierra Parima. For the sake of clarity, the Rules of Engagement will have an independent nature with respect to the obligations assumed by the Parties under this Agreement, and will be further developed and regulated in an agreement to be entered into by and between MHI and Sierra Parima.

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B.2.	Investment and Cost Plan

B.2.1.	Investment and Cost Plan

2.1.1.	The Parties shall cause the Company to execute and finalize the projected works concerning the remodelling and renovation of the Shopping Village owned by the Company and the construction of a themed entertainment park incorporated to the Shopping Village (the “Theme Park”) (the “Project”), according to the following project documents (the “Project Documents”):

(i)	A master plan which final features shall be developed and agreed in good faith by the Parties on the basis of the draft master plan attached hereto as Schedule II (the “Master Plan”); this Master Plan is not a closed Master Plan and therefore will be exposed to changes considering any not expected circumstances or changing scenarios that will be approached in good faith by both Parties requiring mutual agreement prior execution;

(ii)	A cost plan which final features shall be developed and agreed in good faith by the Parties on the basis of the draft cost plan attached hereto as Schedule III (the “Cost Plan”); this Cost Plan is not considered a closed Cost Plan and therefore will be exposed to changes considering any not expected circumstances or changing scenarios that will be approached in good faith by both Parties requiring mutual agreement prior execution;

(iii)	A time schedule to be developed and agreed in good faith by the Parties; and

(iv)	A business projection which final features shall be developed and agreed in good faith by the Parties on the basis of the draft business projection attached hereto as Schedule IV (the “Business Projection”).

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2.1.2.	The Parties shall review and update the Project Documents referenced in 2.1.1 as appropriate during the term of the Project to keep the Parties advised of performance in designing, building and opening the Project.

2.1.3.	To the extent the final scope of the Project agreed by the Parties will require more investment than US$ 50,600,000, and subject to that additional investment being no more than US$ 5,000,000, the Parties shall either: (i) provide such additional investment; or (ii) set up a revenue share scheme with the relevant manufacturers regarding some of the Attraction Components or other financial arrangements approved by the Parties.

2.1.4.	The Parties agree to use their best efforts to optimize the Tax structure of Sierra Parima according to CONFOTUR.

B.3.	Financing of Sierra Parima

B.3.1.	External Financing for the Project

Without prejudice to rights issues already set out in this Agreement, Sierra Parima will seek to obtain the maximum sustainable amount of external financing to fund the execution of the Project and the business activities of the Company. The approximate maximum amount of such external financing shall be the lower of:

(i)	the amount equivalent to four times (x4) the value of EBITDA (Service Fees -as defined in the LCSA- deducted) calculated in Year 4 (in accordance with the forecast included in Schedule IV); or

(ii)	the loan amount which maintains a debt service ratio of not less than 2.0x in Year 4 calculated on the basis of the forecast included in Schedule IV; or

(iii)	Loan to value ratio on the total Enterprise Value (with a cap of 50% of the Enterprise Value).

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For the avoidance of doubt, in the event that Sierra Parima needs additional financing in addition to those already indicated herein, the Shareholders will have to provide said financing or agree to external financing arrangements.

In this regard, the Shareholders shall come to an agreement regarding the amount of such resources and the form of contributing them to Sierra Parima, under terms and conditions equal for both Shareholders, either through equity (capital and/or reserves) and/or through participatory loans of the Shareholders and/or asset leasing or adjustments to profit participation or other consideration to reflect appropriate value to the Shareholders or external financial partner. The Shareholders undertake to take the measures and decisions necessary in this regard.

B.3.2.	No Shareholder guarantees

Sierra Parima and its Subsidiaries shall not resort to any non-Shareholder financing without the prior consent of the Shareholders; and such non-Shareholder financing shall not foresee the establishment, by any of the Shareholders, of guarantees or counter-guarantees, unless expressly so foreseen herein or the Shareholders expressly so agree in writing.

C.	ANCILLARY SIERRA PARIMA CONTRACTS

The Parties shall cause Sierra Parima to execute, the following ancillary contracts (the “Ancillary Contracts”):

C.1.	Leisure and Commercial Services Agreements

Sierra Parima, as the client, and each of the following companies as service providers: (i) KAT or any of its Affiliates; and (ii) MHI or an MHI group company, shall execute the leisure and commercial services agreements (the “LCSAs”) which final execution versions shall be negotiated in good faith by the Parties on the basis of the draft attached hereto as Schedule V.

C.2.	Construction Management Agreement

Sierra Parima, as the client, and each of the following companies as service providers: (i) KAT or any of its Affiliates; and (ii) MHI or an MHI group company, shall execute the construction management agreement(s) (the “CMA”) for the management and cost control of the execution of the Project, which final execution version shall be negotiated in good faith by the Parties on the basis of the draft attached hereto as Schedule VI.

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Under the CMA, KAT will guarantee the total cost of the Attraction Components of the Theme Park (i.e., the costs related to the acquisition, installation, and set-up of the attraction components as defined in Section A.1), up to a maximum amount of US$26,000,000. Under the CMA, KAT and MHI will be mutually responsible for all costs associated with Building Components and Indirect and Other Costs as defined in Section A.1 and as identified in Schedule III.

D.	shareholders’ relations and ORGANISATION OF sierra parima

The relations between the Shareholders as members of the Company, and the operation, management, and organisation of Sierra Parima shall be governed by the stipulations of this Section D.

D.1.	Articles of Association

D.1.1.	Conflict with Agreement

The future Articles of Association of Sierra Parima shall in their content cover the Sections of this Agreement, excluding, however, those whose inclusion would encumber their registration in the commercial registry of Santo Domingo, Dominican Republic; in case of conflict between the Articles of Association and the Agreement, the latter shall take precedence over the former.

D.1.2.	Modification of the Agreement

In the event that all or part of the Agreement is modified, the Shareholders shall amend the Articles of Association and they shall be registered in the company registry of Santo Domingo, Dominican Republic to reflect, at all times and subject to the Law, the provisions of the Agreement.

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D.2.	General Meeting

Sierra Parima shall be governed by the General Meeting of Shareholders (the "General Meeting") as set out in the Articles of Association as amended on the Closing Date.

D.2.1.	Calling and constitution

2.1.1.	The General Meeting shall be convened in advance as established in the applicable Law.

2.1.2.	The General Meeting shall be deemed validly constituted when the Shareholders who are either present or duly represented hold more than fifty-five percent (55%) of the share capital of Sierra Parima.

D.2.2.	Adoption of resolutions

2.2.1.	The Shareholders may adopt resolutions by a majority of votes representing more than fifty per cent (50%) of the total share capital of Sierra Parima, unless: (i) when a higher percentage of Shareholder votes or share capital representation is required subject to the provisions of the applicable Law; and/or (ii) in the cases set out in sub-Section D.2.2.2 below.

2.2.2.	The following decisions must be agreed upon by the Shareholders of Sierra Parima and are only validly taken if adopted with the express approval of Shareholders’ votes which represent at least sixty-six per cent (66%) of Sierra Parima’s total share capital:

(i)	Amendment or termination of the Articles of Association;

(ii)	Entering into, amendment or termination of any shareholders’ agreement;

(iii)	Material change of the scope of business of Sierra Parima or any of its Subsidiaries;

(iv)	Capital increase or decrease;

(v)	Issuing of new shares;

(vi)	Transformation, segregation, merger or spin-off;

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(vii)	Appointment of members of the Board;

(viii)	Distribution of dividends;

(ix)	Acquisition of own shares;

(x)	Investments in excess of an amount exceeding five hundred thousand US dollars (US$ 500,000) per Year;

(xi)	Increased indebtedness involving an amount exceeding five hundred thousand US dollars (US$ 500,000) per Year;

(xii)	Provision of banking, financial or any other guarantee in excess of five hundred thousand US dollars (US$ 500,000) and/or with a term longer than one (1) Year;

(xiii)	Divestments worth over five hundred thousand US dollars (US$ 500,000) per operation except those expressly provided for herein;

(xiv)	Amendment or termination of any of the Ancillary Contracts;

(xv)	Changes to the Project or the Project Documents;

(xvi)	Any Transfer of any or all material part of any Sierra Parima undertaking, property or assets;

(xvii)	Any material Transfer of or relating to any Intellectual Property Rights;

(xviii)	The appointment of external auditors; and

(xix)	The approval of the annual accounts.

2.2.3.	Sierra Parima Subsidiaries

The majority requirements set out in the foregoing sub-Sections D.2.2.1 and D.2.2.2 shall correspondingly apply to the adoption of Shareholders decisions in or concerning Subsidiaries of Sierra Parima.

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D.3.	Board of Directors

D.3.1.	Company management and representation

Sierra Parima shall be managed by a Board of Directors, which shall generally represent Sierra Parima and define its strategy (the “Board”).

D.3.2.	Number of Directors

3.2.1.	The Board shall be composed of a total of four (4) members (the “Directors”), unless otherwise agreed by the General Meeting.

3.2.2.	Each of the two (2) Shareholders shall be entitled to be represented in the Board by two (2) Directors.

D.3.3.	Appointment of Directors

3.3.1.	The Shareholders shall appoint the following initial Directors:

(i)	On the proposal of Fun Stuff:

(1)	Larry Scott Demerau, and

(2)	Daniel R. Jensen;

(ii)	On the proposal of MHI:

(1)	Mark Maurice Hoddinott, and

(2)	André P. Gerondeau.

3.3.2.	The Shareholders shall always vote in favour of the Directors proposed by the other Shareholder so that this Shareholder can have the number of representatives that duly corresponds to it in the Board in accordance with Section D.3.2.

3.3.3.	Either Shareholder may at any time, substitute any of the Directors it has appointed, forcing the Shareholders to vote in favour of the eventual dismissal and election or appointment of his/her representative. If the dismissed Director is entitled to receive any compensation on the basis of the dismissal, such compensation shall be borne by the Shareholder who initially proposed him/her for the Director’s position.

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D.3.4.	Term of Office

Notwithstanding Section D.3.3, the term of office of the Directors shall be indefinite.

D.3.5.	Additional Shareholders’ obligations

3.5.1.	Each Shareholder shall ensure that the appointed Directors of Sierra Parima shall act, upon their proposal, in the necessary manner to the full compliance with the Agreement, respecting the obligations that concern these Directors and, in particular, the duties imposed by the applicable Law.

3.5.2.	This obligation shall include the duty to promote and support the replacement of Sierra Parima Directors appointed as proposed when their action does not meet that agreed between the Parties in this Agreement, and to rectify, as far as possible, actions taken by the Board to the contrary.

D.3.6.	Chairman, Vice-Chairman, Secretary, and Vice-Secretary

3.6.1.	Chairman and Vice-Chairman

(i)	The role of Chairman of the Board (the “Chairman”) will alternate between MHI, on one hand, and Fun Stuff on the other hand. The Vice-Chairman of the Board (the “Vice-Chairman”) will be appointed by the Chairman.

(ii)	The Chairman and the Vice-Chairman shall be elected every four (4) Years; during the initial four (4) Years as from the Closing Date, the Chairman shall be Mark Maurice Hoddinott.

(iii)	A similar rotation mechanism shall be adopted for Sierra Parima Subsidiaries.

(iv)	The Chairman will not have any casting or executive vote.

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3.6.2.	Secretary and Vice-secretary

(i)	The appointment of the Person in charge of holding the positions of secretary and vice-secretary of the Board will be the responsibility of the Shareholder that has not appointed the Chairman of Sierra Parima or the respective Subsidiary.

(ii)	The secretary and the vice-secretary of the Board may be non-Directors, in which case these positions shall be held by legal advisors appointed by mutual agreement between the Parties. Fees of the legal advisors shall be borne by the corresponding Party.

3.6.3.	Initial appointments:

Consequently, on the Closing Date, the Shareholders undertake for the Board members appointed by them to vote at the Board Meeting for -Mark Maurice Hoddinott as Chairman, and Larry Scott Demerau as Company secretary.

D.3.7.	Calling of Board meetings

3.7.1.	The Chairman and, where applicable, the Vice-Chairman, will be responsible for calling Board meetings.

3.7.2.	Without prejudice to other meetings that are deemed necessary, the Board shall hold ordinary meetings once a quarter. No later than the ordinary meeting of the Board in the fourth quarter of each Year, the Chairman shall submit a timetable for Board meetings for the following year for approval by the Directors of the Board.

3.7.3.	When and if special circumstances require an extraordinary meeting of the Board, the Chairman or, where applicable, the deputy Chairman may, on his/her own impulse, call an extraordinary meeting of the Board. Similarly, where requested jointly by two (2) or more members of the Board, the Chairman or, where applicable, the deputy Chairman shall call an extraordinary meeting of the Board, within ten (10) Days of receiving the request.

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Such extraordinary meeting shall be called via letter, fax or e-mail, sent to each Director. This communication will give details of the venue and the agenda proposed.

3.7.4.	Board meetings will be held in Punta Cana, Dominican Republic or in any another venue agreed between the Shareholders.

3.7.5.	Exceptionally, Board meetings may be held via telephone or video conference, or any other similar system, allowing one (1) or more Directors to attend the meeting via this system. In such case, the call for the meeting shall indicate: (i) the physical venue to be attended at least by the secretary or, where applicable, the vice-secretary; and (ii) that the meeting may be attended via telephone conference, video conference or a similar system. In addition, the precise technical means for such meeting must be indicated and provided and must in any case allow direct and simultaneous communication between any and all of the Directors attending.

D.3.8.	Constitution of the Board, delegation of votes, and attendance of non-members

3.8.1.	The Board will be considered constituted when half plus one (1) or more of its Directors attend the meeting, either personally or via representation.

3.8.2.	The Directors may delegate their voice and vote separately for each Board meeting to another Director, via a simple written document signed by the delegating Director, addressed to the Chairman or whoever is acting in his stead.

3.8.3.	Non-members may attend meetings of the Board upon invitation of two (2) members and provided that this attendance is justified given the matters on the agenda for that meeting.

D.3.9.	Adoption of Resolutions

The following decisions of the Board of Sierra Parima or its Subsidiaries require the consent of at least three (3) Directors:

(i)	the annual budget;

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(ii)	the marketing and sales plan;

(iii)	the finance and economic plan;

(iv)	the annual investment plan;

(v)	the Human Resources policy;

(vi)	the proposal for the distribution of dividends to be presented to the General Meeting;

(vii)	the increase of financial indebtedness (including leasing and renting schemes) of more than ten thousand US dollars US$ 10,000 per Year;

(viii)	investments of more than ten thousand US dollars US$ 10,000 per Year;

(ix)	the granting of financial or bank guarantees of more than ten thousand US dollars (US$ 10,000) per Year;

(x)	the sale of shares in Subsidiaries with an individual value of more than ten thousand US dollars (US$ 10,000) per Year;

(xi)	the acquisition or sale of shares in other companies which are not considered Subsidiaries of Sierra Parima;

(xii)	acquisitions and operational sales with an annual value in total of more than ten thousand US dollars (US$ 10,000);

(xiii)	the granting of general powers of attorney;

(xiv)	the granting of special powers of attorney;

(xv)	Entering into any Contract, liability or commitment which:

(1)	is of a term continuing for more than two (2) Years; or

(2)	is of unusual nature; or

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(3)	could involve an obligation of such magnitude or nature that it creates a liability for expenditure in excess of one hundred thousand US dollars (US$ 100,000); or

(4)	is outside the ordinary course of business of Sierra Parima;

unless such contract satisfies the authorisation criteria which the Shareholders may approve from time to time as part of the procedures governing the entering into of Contracts by Sierra Parima and/or its Subsidiaries.

(xvi)	Appointing authorised signatories for Sierra Parima’s bank accounts;

(xvii)	The appointment of key personnel as established in Section D.4 below;

D.3.10.	Mutual general powers of attorney

The Board shall execute and issue joint general powers of attorney to all of the Directors to authorise any two (2) of these Directors, if and when one (1) of them belongs to the Directors initially named on proposal of MHI (group A Director) and the other on proposal of Fun Stuff (group B Director), to jointly, but not severally, act on behalf of Sierra Parima.

D.3.11.	Consideration and expenses

3.11.1.	Directors will not receive any economic compensation from Sierra Parima for their role, unless expressly otherwise so agreed by the Shareholders.

3.11.2.	Notwithstanding the above, any reasonable expenses incurred by the Directors for attending Board meetings will be reimbursed by Sierra Parima.

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D.4.	Management structure below the Board

D.4.1.	Management structure agreed between the Parties is attached to this Agreement as Schedule VII (Organization chart).

D.4.2.	General Manager

The General Manager of Sierra Parima and of the Shopping Village and Theme Park (the “General Manager”) shall be proposed by KAT and approved by majority decision of the Board of Directors.

D.4.3.	Managers directly reporting to the General Manager

The following staff of Sierra Parima shall directly report to the General Manager:

a.	Tenant Director;

b.	Financial Controller;

c.	Operations Director;

d.	Maintenance Director;

e.	GEX Director; and

f.	Sales and Marketing Director

4.3.1.	Financial Controller

The financial controller shall be proposed by MHI and approved by the Board.

The Parties will agree the scope of work of the Financial Controller. One of the relevant tasks of the Financial Controller will be to draft an internal report including all the transactions (expenses and/or fees) carried out between Sierra Parima and each of its related companies (sociedades vinculadas). This internal report will be released within thirty (30) Days after the end of each Year.

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4.3.2.	External Auditor

In any event, any of both Parties will be entitled to appoint an external and independent auditor of any recognised auditor firms to carry out an audit that will be coordinated by the Financial Controller. Any expense/fees generated by the external auditor will be borne by the Party who has appointed the external auditor.

D.5.	Avoidance of conflicts in the General Meeting and the Board

The Shareholders undertake to resolve, in good faith and to the best of their abilities, any Disputes arising in relation to the Agreement and, in particular, to any decision adopted or to be adopted by the General Meeting or by the Board. In particular, they undertake to not use their Shareholder rights to:

(i)	unduly prevent, obstruct or otherwise delay the management, administration or undertaking of Sierra Parima’s business;

(ii)	prevent, obstruct or otherwise delay decision-making in any of the governing bodies of the Company; or

(iii)	request, promote, obtain or allow the dissolution, with or without liquidation, of Sierra Parima.

D.6.	Deadlock Provision

D.6.1.	Exception from Arbitration

As a general exception to the provisions laid out in Section E.11.2 below, Deadlocks and Disputes arising due to a Deadlock shall exclusively be resolved according to the procedure described in this Section D.6.

D.6.2.	Definition

For the purposes of the Agreement, a Deadlock (the “Deadlock”) is understood to occur when:

(i)	there is an absence of agreement with regards to the adoption of any of the decisions of the General Meeting and/or the Board, where applicable, whose failure to be adopted impedes or obstructs materially the normal functioning of these governing bodies and/or of the business activity of Sierra Parima, including Sierra Parima’s ability to meet its financial obligations; or

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(ii)	it has not been possible to hold the General Meeting or for the Board to sit owing to a lack of quorum on at least three (3) occasions in a period of less than two (2) months, and such impossibility to hold the General Meeting or for the Board to sit impedes or obstructs materially the normal functioning of these governing bodies and/or of the business activity of Sierra Parima, including Sierra Parima’s ability to meet its financial obligations.

Any situation that leads to artificial blockage of the Company will not constitute Deadlock. “Artificial blockage” will be understood to refer to any blockage caused by a Party that votes against a resolution or impedes to hold a general Meeting or for the Board to sit without reasonable cause, where approval of that resolution or where the relevant meeting is necessary to allow the Company to operate its business appropriately and efficiently. Creating an “artificial blockage” will be considered a material breach as provided in Section E.2.1 and will have the consequences specified for that circumstance in that Clause.

D.6.3.	Preventive measures

6.3.1.	The Shareholders hereby expressly state the importance of the avoidance of Deadlock situations, in connection with the Shareholders’ resolutions and the Board resolutions included in Sections D.2.2.2 and D.3.9, respectively.

6.3.2.	Each of the Shareholders shall ensure that the Directors appointed in accordance with their proposal inform them in advance about those cases in which a Deadlock situation may be foreseen in order to be able to devise the appropriate measures to, where applicable, prevent or break the Deadlock, always in good faith and in the Company’s interests.

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D.6.4.	Deadlock Notice

Should a Deadlock occur, the Shareholders will promptly meet to try to resolve the conflict. If the Shareholders fail to resolve the Deadlock, either Party may send to the other a notification of Deadlock (the “Deadlock Notice”).

D.6.5.	Deadlock Solution Period

Upon receipt of the Deadlock Notice, the governing bodies of the Shareholders will meet in order to try to break the Deadlock; the maximum term for such amicable Deadlock solution shall be sixty (60) Days as from the Day following the receipt of the Deadlock Notice (the “Deadlock Solution Period”).

D.6.6.	Definite Deadlock

6.6.1.	If the Deadlock cannot be broken and/or resolved during the Deadlock Solution Period, then the following rules shall apply:

(i)	Purchase agreement between the Shareholders: Within sixty (60) Days as from the end of the Deadlock Solution Period, the Shareholders shall agree upon the sale or purchase, as applicable, of their respective block of shares in Sierra Parima to each other to achieve that one (1) of them becomes the sole owner of the shares which represent one hundred per cent (100%) of the share capital of Sierra Parima. If the Shareholders fail to reach an agreement within sixty (60) Days from the end of the Deadlock Solution Period, either Party may submit a price per share (the “Options Price”) to the other Party (the “Recipient Party”), within fifteen (15) Days from the day following the date of expiry of the term of sixty (60) Days. In the event of simultaneous offers, the offer stating the highest Options Price will prevail.

Within fifteen (15) Days from the day following the date of receipt of the Options Price, the Recipient Party must choose either: (a) to sell all of its shares to the other Party (the “Put Option”) or (b) purchase all of the shares owned by the other Party (the “Call Option”). The price for each share concerned in the Call Option and the Put Option will be the Options Price.

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Once the Recipient Party has exercised the Put Option or the Call Option, the other Party will be obliged to purchase or sell all the shares concerned in the Call Option or the Put Option, as the case may be, within ninety (90) Days from the day following the date the pertinent option is exercised. After that term of ninety (90) Days has expired, the Options Price will carry daily penalty interest at the annual rate of 10%.

(ii)	Asset sale through intermediary: In the event that the aforementioned deadlines expire without the Shareholders having signed an agreement for the purchase or sale of the corresponding shares, any of the Shareholders is hereby authorised to select by random drawing conducted before a Spanish notary public on behalf of Sierra Parima a property agency from the following three (3): Richard Ellis, Jones Lang Lasalle or Savills Aguirre Newman, for the purposes of, once the choice has been made, determining the target sales price (in accordance with the market) and subsequently promoting and selling, as a block, either all of the assets of Sierra Parima or Sierra Parima itself.

(iii)	Auction: Should the assets as a block not be sold within six (6) months as from the selection of the property agency, then the assets as a block are to be put up for auction to be sold to the highest bidder.

D.6.7.	Management of the Company during a Deadlock situation

As long as the Deadlock persists and/or has not been resolved as stipulated in this Section D.6, the Parties agree: (i) to act in good faith in the interests of Sierra Parima; and (ii) to adopt the measures needed for Sierra Parima and, where applicable, for its Subsidiaries, to be managed fairly and expeditiously, minimising the damage which may be incurred as a result of the aforementioned Deadlock.

D.7.	Restrictions to the Transfer of shares

The Transfer of shares in which Sierra Parima’s share capital is divided will generally be governed by the following provisions:

D.7.1.	Block Transfers only

The Shareholders may only Transfer their shares as a block, not partially or in fragments.

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D.7.2.	Initial Minimum Holding Period

Based on the Shareholders’ acknowledgement of the essential nature of their stake in the leadership and development of Sierra Parima through the activities carried out by each of them for Sierra Parima, each of the Shareholders has the obligation to maintain their respective stakes in the share capital of Sierra Parima under their direct ownership, or under the ownership of a company under their Control, for a period of five (5) Years as from the Closing Date (the “Minimum Holding Period”), except where prior express written authorisation is granted by the other Shareholder.

D.7.3.	Transfers amongst Affiliates

Any voluntary Transfers of shares, whether for good and valuable consideration or by free gift, will not be restricted subject to this Agreement if and when: (1) made by any legal Person or inter vivos; and (2) in favour of an Affiliate of the Shareholder who desires to Transfer its shares in Sierra Parima (the “Transferor”). In such case, the Transferor shall notify the other Shareholder, in advance and in writing, of its intent to Transfer and of the identity of the potential transferee. The Shareholder who receives such notification may not oppose to the intended Transfer if the notification and the Transfer comply with the provisions of this Section.

(i)	In any event:

(1)	The Transferor shall commit to or guarantee to fulfil, jointly and severally, the obligations incurred by virtue of this Agreement and any and all other Contracts governing the relations between the Shareholders; and

(2)	Prior to such Transfer, the company acquiring the shares shall sign a declaration of adherence to this Agreement and to the Contracts that amend or complement it.

(ii)	If at any later time the company acquiring the shares ceases to be an Affiliate of the Transferor, then the Transferor shall regain ownership of the shares prior to such an event.

For the avoidance of doubt the Minimum Holding Period will not restrict the Parties’ ability to Transfer their shares to Affiliates.

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D.7.4.	Transfers after the Minimum Holding Period

After the Minimum Holding Period, the following rules shall apply:

7.4.1.	Right of First Refusal and Tag-along Right

With respect to Transfers of shares intended to be made inter vivos, whether granted in return for good and valuable consideration or by free gift, except in those cases permitted subject to sub-Section D.7.3.1 above, the Non-Transferring Shareholder (as defined below) shall have the Right of First Refusal (the “Right of First Refusal”) and the right of co-sale (the “Tag-along Right”) subject to the following terms and conditions:

(i)	Notice of Transfer: The Shareholder intending to Transfer its shares to a non-Shareholder (the “Transferring Shareholder”) shall give due notice of its Transfer plans to the other Shareholder (the “Non-Transferring Shareholder”) at least sixty (60) Days prior to the expected Transfer formalisation date, enclosing the pertinent drafts of such Contract (the “Notice of Transfer”). The Notice of Transfer shall identify the shares concerned, the proposed transferee and the terms and conditions of the Transfer (including compensation, term, conditions, and method of payment). In case the Transfer is intended to be made by free gift, only the personal or company registry details of the proposed transferee will be required.

(ii)	Response Period: Within forty (40) Days as from the reception of the Notice of Transfer (the “Response Period”), the Non-Transferring Shareholder may give due notice to the Transferor of its intention to exercise its Right of First Refusal or its Tag-along Right as stipulated herein.

(iii)	Waiver of Right of First Refusal and Tag-along Right: If (a) the Non-Transferring Shareholder waives its Right of First Refusal and its Tag-along Right expressly, specifically and in writing in the Response Period; or if (b) the due response notice to the Transferor is not given within the Response Period, then:

(1)	The Transferring Shareholder may Transfer its shares to the proposed transferee, who, in any event, shall unconditionally adhere to the terms of this Agreement by means of the executing declaration of adherence;

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(2)	The Transfer to the proposed transferee shall take place: (a) subject to the terms and conditions described in the Notice of Transfer; and (b) within sixty (60) Days as from the end of the Response Period; and

(3)	Within ten (10) Days following the execution of the Transfer Contracts the Transferor shall give due notice to the Non-Transferring Shareholder stating that the compensation paid for the Transfer corresponds to the compensation indicated in the Notice of Transfer.

(iv)	Exercise of Right of First Refusal: If the Non-Transferring Shareholder duly exercises its Right of First Refusal in the Response Period, then:

(1)	The Transferor shall have the obligation to carry out the Transfer in favour of the other Shareholder subject to the terms and conditions indicated in the Notice of Transfer within thirty (30) Days as from the end of the Response Period; unless

(2)	When and if the Transfer to the third Person was supposed to be made in return for good and valuable consideration different from free gift and from sale for currency payments only, then the compensation to be paid for the Transfer between the Shareholders shall be the fair value of the shares determined by one of the three (3) more relevant audit firms at such moment to be appointed by lot before a Spanish notary public.

The auditors shall adopt a decision in the period of sixty (60) Days as from the appointment of the third auditor, without the possibility of appeal against such determination of the compensation; and

The Shareholders shall carry out the Transfer of the offered shares within thirty (30) Days as from the receipt of the auditors’ last report.

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(v)	Exercise of Tag-along Right: If the Non-Transferring Shareholder duly exercises its Tag-along Right in the Response Period (the Tag-along Notice), then:

(1)	Within fifteen (15) Days as from the end of the finalisation of the Response Period, the Transferor shall obtain, from the third Person transferee, a legally binding offer for the acquisition of the shares of the other Shareholder under the same terms and conditions as those agreed between the Transferor and such third Person.

(2)	If within the aforesaid period of fifteen (15) Days the Transferor does not receive the said binding offer in writing from the third Person transferee, it must notify the Non-Transferring Shareholder of such circumstance, and the Transfer shall be automatically disallowed.

(vi)	The Shareholder intending to Transfer its shares shall inform the potential purchaser during the course of the negotiations of the Right of First Refusal and of the Tag-along Right contained in this sub-Section D.7.4.1. Likewise, it has the obligation to not accept any offer for the Transfer of its shares that may imply in any way that the eventual purchaser is unaware of such rights.

D.7.5.	Prohibition of indirect Transfer

7.5.1.	Should the Control of the company through which one (1) of the Shareholders holds the ownership in the shares in the Company change, then the concerned Shareholder shall adopt reasonable measures to regain ownership before such change of Control is completed.

7.5.2.	Accordingly, the Transfer of any shares, stakes, ownership or assets for the purpose of indirect Transfer of shares without prior observance of the provisions of this Section D.7 is expressly prohibited.

D.7.6.	Prohibition of encumbering shares

The Shareholders may only encumber their shares and confer rights over them to third Persons if such an operation were to have the sole purpose of obtaining finance for the operations derived from this Agreement and on prior authorisation from the other Party in writing.

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D.7.7.	Penalties, Right of Reversal, and protective measures

7.7.1.	Penalties

(i)	If a Shareholder fails to comply with its obligations regarding the Right of First Refusal or the Tag-along Right, then the non-defaulting Shareholder shall be entitled to either (i) terminate the Agreement, pursuant to the provisions set forth in Section E.2.2 below; or (ii) request the specific performance of the obligations regarding the Right of First Refusal and the Tag-along Right; the defaulting Shareholder being obliged in both cases to compensate the non-defaulting Shareholder for the damages incurred, and to pay to the non-defaulting Shareholder, in proportion to its equity stake in Sierra Parima, by way of penalty, the amount equivalent to ten times (x10) the fair value of its equity stake on the date of execution of the Transfer of the shares.

(ii)	The above penalty is expressly agreed as an exception to the general scheme provided for in Article 1,152 of the Spanish Civil Code, and is in addition to the damages incurred. Therefore, under no circumstances shall it replace the defaulting Shareholder’s obligation to compensate the non-defaulting Shareholder for the damages incurred.

(iii)	Bearing in mind the serious consequences of a breach of contract, the Shareholders expressly agree that the penalty set out in this Section shall be applied in its entirety and shall not be moderated according to the degree of non-compliance or any other circumstances, the Parties expressly waiving the provisions of article 1,154 of the Spanish Civil Code.

7.7.2.	Right of Reversal

(i)	If a Shareholder fails to comply with its obligations regarding the Right of First Refusal or the Tag-along Right, in addition to the penalties and compensation set forth in Section D.7.7.1 above, the non-defaulting Shareholder shall have an in rem right of reversal (“Right of Reversal”), at the price for which the Shares were effectively transferred.

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(ii)	The term for the exercise of the Right of Reversal shall be of ninety (90) Days as from the date in which the non-defaulting Shareholder becomes aware of the breach.

(iii)	The Parties agree that, in the event that the Right of Reversal cannot be exercised by the non-defaulting Shareholder for reasons not attributable to it, then the non-defaulting Shareholder shall be entitled to request compensation for the damages which shall amount ten times (x10) the fair value of its equity stake on the date of execution of the Transfer of the shares.

7.7.3.	Protective measures

(i)	Breach of the Agreement may cause irreparable damage to the non-defaulting Party, which would not be fully compensated for with the remedies provided for herein. Therefore, the Parties believe that, in the event of a breach of contract, it is essential that the non-defaulting Party may obtain, when applicable and as promptly as possible, the adoption of protective measures to safeguard its rights.

(ii)	Consequently, and without prejudice to its right to claim the compensation provided for in the Agreement, the non-defaulting Party shall also be entitled to request the adoption of protective measures in any court or other competent authority if such measures are not agreed by the arbitration tribunal provided for in sub-Section E.11.2.3.

E.	General provisions

E.1.	Term of the Agreement

This Agreement shall remain valid and in force until any of the Parties sells 100% of its interest in the Company in accordance with the provisions set out in this Agreement.

E.2.	Termination of the Agreement

E.2.1.	The Agreement will terminate in the following circumstances:

(i)	Mutual written agreement of the Parties;

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(ii)	At the choice of the non-defaulting Party due to breach by the other Party of any of the obligations established in this Agreement or in the Ancillary Contracts that (i) cannot be remedied (it being understood that a breach may be remedied only if any damage caused by the breach is substantially mitigated), or, (ii) where it may be remedied, it has not been remedied or rectified within sixty (60) Days from written notice to the breaching Party (the “Material Breach”);

(iii)	The insolvency of either Party, or the petition of either Party for bankruptcy or similar insolvency proceedings, and either Party gives the other Party written notice of termination of this Agreement.

E.2.2.	In the event that the Agreement is terminated by applying the provisions of section E.2.1, the non-breaching Party may choose:

(i)	To purchase the shares owned by the breaching Party, which will be obliged to sell them, at a price equal to the fair value of the shares as determined by the investment bank agreed by the Parties chosen among the three (3) more relevant investment banks in the banking sector at such moment (the “Investment Bank”), reduced by ten per cent (10%). The Investment Bank will determine the reasonable market value of the Company within sixty (60) Days from the day following the date the non-breaching Party gives the breaching Party notice of termination of the Agreement as provided in Section E.2.B.

As an exception to the general regime provided for in Article 1152 of the Civil Code, the price reduction provided for in this clause will be in addition to the indemnity for damages that may result from the breach. The penalisation of the breaching Party comprising the obligation to sell at a discount will not be in lieu of its obligation to indemnify the non-breaching Party for the damages caused.

Given the serious nature of the consequences of breaching this Agreement, the Parties expressly agree that this penalty will be applied in full and that there will be no mitigation of the penalty by the arbitration court mentioned in Section E.11.2 in view of the degree of breach or any other circumstance.

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(ii)	To sell its shares to the breaching Party, which will be obliged to purchase them, at a price equal to the fair value of the shares as determined by the Investment Bank, increased by ten per cent (10%). The Investment Bank will determine the fair value of the Company within sixty (60) Days from the day following the date the non-breaching Partner gives the breaching Partner notice of termination of the Agreement as provided in Section E.2.B.

The increase in price provided for in this Section will be in addition to any indemnity for damages that may result from the breach. The penalisation of the breaching Party comprising the obligation to purchase at a premium will not be in lieu of its obligation to indemnify the non-breaching Party for the damages caused.

Given the serious nature of the consequences of breaching this Agreement, the Parties expressly agree that this penalty will be applied in full and that there will be no mitigation of the penalty by the arbitration court mentioned in Section E.2.B in view of the degree of breach or any other circumstance.

E.3.	Absence of conflict

The execution of this Agreement and the performance of the obligations set out herein by the Parties:

(i)	does not constitute a breach of legislation, regulations, orders, rules, judgments, rulings or resolutions of any other nature applicable to the Parties; and

(ii)	does not conflict with Contracts, agreements or instruments binding the Parties, nor does it give rise to a breach or termination of any of the foregoing.

E.4.	Transfer of rights and obligations

A Party may only Transfer its rights and obligations under this Agreement to an Affiliate, provided:

(i)	the identity of the Transferee company is communicated to the other Party in writing at least fifteen (15) Days prior to the date scheduled for the Transfer; and

(ii)	the Transferee company expressly and fully accepts the terms and conditions of this Agreement by signing a declaration of accession to same.

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E.5.	Costs and charges

The legal, accountancy, audit and other professional related costs, charges and expenses (including Taxes) incurred in the negotiation, conclusion, execution and implementation of the Agreement shall be borne by the Party that hired them in each case, excluding, however, those related to the notary public, the commercial registry, and the land registry, which shall be borne by Sierra Parima.

E.6.	Interpretation rules

E.6.1.	Entire Agreement

In the event of a Dispute over the content of an attached document or a Schedule and the content of this Agreement, the content of the latter shall prevail, unless expressly indicated to the contrary.

E.6.2.	Severability

The illegality, invalidity or ineffectiveness of any provision of the Agreement shall not affect the validity of the other Sections, provided the rights and obligations of the Parties under this Agreement are not affected in an essential way. An essential way is construed as any situation that seriously damages the interests of either of the Parties or affects the object of the Agreement. Such provisions shall be replaced or integrated into others which, complying with the Law, serve the same purpose as the provisions they replace.

E.6.3.	Schedules and amendments to the Agreement

6.3.1.	All of the Schedules form an integral part of the Agreement and have the same force and effect as if they had been included in the main body of the Agreement.

6.3.2.	Any amendments to the Agreement shall be made in a written document signed by the Parties.

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E.6.4.	Waiver

6.4.1.	It shall not be deemed that a Party has waived a right under this Agreement or of any breach of this Agreement by the other Party unless the waiver is made expressly and in writing.

6.4.2.	Any waiver of a Party's rights under this Agreement or of any breach of this Agreement by the other Party pursuant to the previous paragraph shall not be construed as a waiver of any other rights or of any other or further breach, even when these are similar.

E.7.	Notices

E.7.1.	Method

All notices between the Parties pursuant to this Agreement will be served by registered letter, fax or telegram with an acknowledgement of receipt or by any other legally binding means. They shall be sent to the addresses indicated below or to any other that may be communicated to the other Party in the future by one (1) of the aforementioned methods.

E.7.2.	Address and recipients

7.2.1.	All notices and communications between the Parties to be affected by such notice or communication shall be sent to the addresses and to the attention of the persons indicated below:

(i)	Fun Stuff:

Calle Sant Miquel 68A
07002 Palma (Mallorca), Spain
Fun Stuff, S.L.
Att Luis Palmer
E-mail: [***]

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with a copy to KAT:

KAT, LLLP
1500 Park Center Drive
Orlando FL 32835
Att Larry Scott Demerau
E-mail: [***]

(ii)	MHI:

Calle Gremi Boters 24
07009 Palma (Mallorca), Spain
Att. Ángel Luis Rodríguez
E-mail: [***];

7.2.2.	Any changes of address or contact person for the purpose of notices shall be immediately communicated to the other Party in accordance with the rules stipulated in this Section. If a Party does not receive notification of such changes, the notices that this Party serves to the original contact details in accordance with these rules shall be deemed to be correctly made.

E.7.3.	English language

All notices or formal communications under or in connection with this Agreement shall be in the English language or, if in any other language, accompanied by a translation into English. In the event of any conflict between the English text and the text in any other language, the English text shall prevail. Any such notice or formal communication made in a language other than English, but not accompanied by a translation into English, shall be deemed null and void and shall have no effect upon the receiving Party and the matter, rights and obligations concerned.

E.8.	Further action

Each Party and the Board shall execute and deliver any and all papers, documents and instruments and perform any and all acts that are necessary or appropriate to implement the terms of this Agreement and the intent of the Parties.

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E.9.	Amendment or modification

This Agreement (including the Schedules annexed hereto) may be amended or modified from time to time only by the unanimous written consent of all the Parties affected by such amendment or modification.

E.10.	Unforeseen Circumstances and Mutual Collaboration

The Parties recognise that circumstances may arise which were not foreseen at the Closing Date and which may have a significant effect upon the agreements made herein, or upon, Fun Stuff and MHI in respect of their businesses. The Parties hereby agree to consult each other in the spirit of mutual collaboration in an attempt to resolve any problems arising from such unforeseen circumstances. The Parties hereby expressly acknowledge that this Section E.10 only obligates the Parties to consult in good faith.

E.11.	Governing Law and Dispute resolution

E.11.1.	Governing Law

This Agreement shall be governed by and construed in accordance with the Laws of Spain, excluding any conflict-of-laws rule or principle that might refer the governance, construction or interpretation of this Agreement to the Laws of another jurisdiction.

E.11.2.	Dispute resolution

Disputes shall be resolved exclusively in the manner set forth in this Section E.11.2, unless expressly otherwise established in this Agreement.

11.2.1.	Dispute notice

A Dispute shall be deemed to have arisen when a Party notifies the other in writing to that effect (the “Dispute Notice”).

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11.2.2.	Period of amicable Dispute resolution

The Parties shall use reasonable endeavours to resolve the Dispute amicably within a period of thirty (30) Days as from receipt of a Dispute Notice by one (1) of the Parties.

11.2.3.	Arbitration

Any Dispute that cannot be resolved by these preferential means shall, necessarily and exclusively, be definitely settled by arbitration in Law, administered by the Court of Arbitration of the Official Chamber of Commerce and Industry of Madrid, in accordance with its arbitration rules in force at the time the request for arbitration is filed. The language to be used in such arbitration shall be Spanish. The place of arbitration shall be Madrid.

11.2.4.	Consequential damages

If the arbitration tribunal ascertains that the Party that prompted the recourse to arbitration or requested arbitration did so in bad faith and with the sole objective of delaying the performance of an obligation under the Agreement, the arbitrators’ decision shall include a specific provision establishing the liability for consequential damages.

E.11.3.	Survival

The provisions of this Section E.11 shall survive the termination of this Agreement for any reason, regardless of whether a Dispute arises before or after termination of this Agreement and regardless of whether the related arbitration proceedings occur before or after termination of this Agreement.

E.12.	Confidentiality and Announcements

E.12.1.	Confidentiality

12.1.1.	Except as required by applicable Law, Fun Stuff and MHI agree not to disclose any of the terms of this Agreement or any confidential, proprietary or non-public information relating to the assets, trade secrets, methods, financial affairs, or business of any Party hereto, provided that such disclosure may be made:

(i)	to its directors, officers, employees, legal or other professional advisors, to the extent necessary to enable it or them to perform or cause to be performed or to enforce any of its rights or obligations under this Agreement;

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(ii)	when required to do so by Law or by or pursuant to the rules or any order of any court, tribunal, arbitrator or agency of competent jurisdiction;

(iii)	to the extent that the Confidential Information has become publicly available or generally known to the public at the time of such disclosure otherwise than as a result of a breach of this Section E.11;

(iv)	to a relevant Tax authority to the extent required for the proper management of the Taxation affairs of that Party, any of its holding companies or any Subsidiary of any of the foregoing;

(v)	if such disclosure is expressly permitted by some other provision of this Agreement or if the other Party or has given prior written approval to the disclosure;

(vi)	when required by any securities exchange, regulatory or governmental body having jurisdiction over the Party seeking to make disclosure whether or not the requirement for disclosure has the force of Law; or

(vii)	subject to the following sub-Section E.12.1.2, pursuant to a subpoena or order issued by a court, arbitrator or governmental body, agency or official or otherwise required by Law (with respect to which the Party may rely upon the advice of its legal counsel);

provided, however, prior to any disclosure made pursuant to the this sub-Section E.12.1.1, any Person to whom such disclosure is made shall first be required to execute a confidentiality agreement substantially similar to that established by this Section E.12.1.

12.1.2.	If a Party hereto or any of its Affiliates receives a request to disclose any of the terms of this Agreement under a subpoena or order, such Party shall:

(i)	promptly notify the other Party thereof;

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(ii)	consult with the other Party on the advisability of taking steps to resist or narrow such request; and

(iii)	if disclosure is required or deemed advisable, cooperate with the other Party in any attempt it may make to obtain an order or other assurance that confidential treatment will be accorded those terms of this Agreement that are disclosed.

12.1.3.	If this Agreement is terminated for any reason whatsoever, on the request of the disclosing Party, a Party receiving any confidential, proprietary or non-public materials shall promptly return to the disclosing Party any and all confidential, proprietary or non-public materials it may have received from or on behalf of the other Party and shall not retain any copies or extracts therefrom.

12.1.4.	Each Party acknowledges that in the event of any breach of this Section E.12.1, the non-disclosing Party would be irreparably and immediately harmed and may not be made whole by monetary damages alone. Accordingly, in addition to any other remedy to which it may be entitled at Law, the non-disclosing Party shall be entitled to an injunction or injunctions (without the posting of any bond and without proof of actual damages) to prevent breaches or threatened breaches of this Section E.12.1 or to compel specific performance of this Section E.12.1, and neither the breaching Party nor its representatives will oppose granting of such relief. Each Party also agrees to reimburse the non-disclosing Party for any and all costs and expenses, including attorneys’ fees, incurred by the non-disclosing Party in attempting to enforce the obligations of the other Party hereunder.

E.12.2.	Announcements

12.2.1.	Except as provided in Sections E.12.1, the Parties shall not make (and shall procure that no Person connected with it nor any of its directors, officers or employees shall make) any public announcement concerning the subject matter of this Agreement without the prior written approval of any other Party, such approval not to be unreasonably withheld or delayed.

12.2.2.	A Party may make a public announcement concerning the subject matter of this Agreement if required by:

(i)	Law or by or pursuant to the rules or any order of any court, tribunal or agency of competent jurisdiction; or

(ii)	any securities exchange, regulatory or governmental body having jurisdiction over it, whether or not the requirement for announcement has the force of Law.

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E.12.3.	Survival

The obligations in this Section E.12 shall continue to apply after the termination of this Agreement without limit in time.

E.13.	Notarisation

Any Party may require the other Parties to notarise this Agreement at the notary of Palma, Mr. Armando Mazaira Pereira, with fifteen (15) Days advance written notice.

E.14.	Counterparts

This Agreement may be executed in one (1) or more counterparts. All counterparts shall be valid and binding on the Party executing them and shall, when taken together, constitute one (1) and the same document for all purposes. This Agreement may be executed and delivered by facsimile signature for execution on the part of one (1) of more Parties hereto.

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And, in witness whereof, the Parties have duly executed, delivered and signed this Agreement on the date hereof.

/s/ Larry Scott Demerau
Larry Scott Demerau, on behalf of
FUN STUFF, S.L.

/s/ Mark Maurice Hoddinott
Mark Maurice Hoddinott, on behalf of
MELIÁ HOTELS INTERNATIONAL, S.A.

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LIST OF SCHEDULES

Schedule I - Rules of Engagement

Schedule II - Master Plan

Schedule III - Cost Plan

Schedule IV - Business Projection

Schedule V - Leisure and Commercial Services Agreements

Schedule VI - Construction Management Agreement(s)

Schedule VII - Organization Chart

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